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                                                                      EXHIBIT 2



                 WILLIAM BLAIR MEZZANINE CAPITAL FUND III, L.P.

                       SENIOR SUBORDINATED LOAN AGREEMENT

                    $30,000,000 SENIOR SUBORDINATED TERM NOTE

                                DUE JUNE 30, 2007

                           CLARION TECHNOLOGIES, INC.






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                                TABLE OF CONTENTS

                                                                          Page

ARTICLE 1         DEFINITIONS.............................................. 1
         1.1      Certain Definitions...................................... 1
         1.2      Accounting Principles................................... 10

ARTICLE 2         CREDIT TERMS............................................ 11
         2.1      Purchase and Sale of the Senior Subordinated Note....... 11
         2.2      Repayment of Principal.................................. 11
         2.3      Interest................................................ 11
         2.4      Prepayments............................................. 11
         2.5      Payments................................................ 12
         2.6      Pro Rata Payment........................................ 12
         2.7      Investment Fee.......................................... 12

ARTICLE 3         CLOSING DELIVERIES...................................... 13

ARTICLE 4         REPRESENTATIONS AND WARRANTIES.......................... 14
         4.1      Organization and Qualification.......................... 15
         4.2      Authorization, Validity and Enforceability.............. 15
         4.3      Capitalization.......................................... 15
         4.4      No Event of Default; Compliance with Instruments........ 16
         4.5      Compliance with Laws; Certain Operations................ 16
         4.6      Solvency................................................ 16
         4.7      Litigation.............................................. 16
         4.8      Regulations U and X..................................... 16
         4.9      ERISA................................................... 17
         4.10     Subsidiaries............................................ 17
         4.11     Financials.............................................. 17
         4.12     Absence of Undisclosed Liabilities...................... 18
         4.13     Assets.................................................. 18
         4.14     Tax Matters............................................. 18
         4.15     Contracts............................................... 18
         4.16     Absence of Changes...................................... 18
         4.17     Intellectual Property................................... 18
         4.18     Insurance............................................... 19
         4.19     Environmental and Safety Matters........................ 19
         4.20     Investment Company...................................... 20
         4.21     Affiliate Transactions.................................. 20
         4.22     Employee Matters........................................ 20
         4.23     Tangible Property....................................... 20
         4.24     Disclosure.............................................. 21
         4.25     Public Utility Company.................................. 21
         4.26     Fiscal Year............................................. 21


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ARTICLE 5         AFFIRMATIVE COVENANTS................................... 21
         5.1      Payment of Obligations.................................. 21
         5.2      Preservation of Corporate Existence..................... 21
         5.3      Payment of Taxes and Claims............................. 21
         5.4      Reporting Requirements.................................. 21
         5.5      Notices to Lender....................................... 23
         5.6      Maintenance of Insurance................................ 24
         5.7      Maintenance of Properties............................... 24
         5.8      Keeping of Records and Books of Account................. 24
         5.9      Visitation Rights....................................... 24
         5.10     Compliance with Laws.................................... 24
         5.11     Performance of Agreements............................... 24
         5.12     Environmental and Safety Matters........................ 25
         5.13     Use of Proceeds......................................... 25

ARTICLE 6         NEGATIVE COVENANTS...................................... 25
         6.1      Indebtedness............................................ 26
         6.2      Liens................................................... 26
         6.3      Contingent Liabilities.................................. 27
         6.4      Operating Lease Obligations............................. 27
         6.5      Merger or Asset Sale.................................... 27
         6.6      Payments of Subordinated Indebtedness................... 27
         6.7      Investments; Acquisitions............................... 27
         6.8      Distributions........................................... 28
         6.9      Amendments or Changes in Agreements..................... 28
         6.10     Transactions with Affiliates............................ 28
         6.11     Business Conducted...................................... 28
         6.12     Fiscal Year............................................. 28
         6.13     Sale and Leaseback Transactions......................... 29
         6.14     Investment Banking, Broker's and Finder's Fees.......... 29
         6.15     Capital Expenditures.................................... 29
         6.16     Allocation of Consideration............................. 29
         6.17     Financial Covenants..................................... 29
         6.18     Limitation on Creation of Subsidiaries.................. 30
         6.19     Unconditional Purchase Obligations...................... 30

ARTICLE 7         DEFAULT................................................. 30
         7.1      Events of Default....................................... 30
         7.2      Consequences of Event of Default........................ 32
         7.3      Other Rights............................................ 32

ARTICLE 8         MISCELLANEOUS........................................... 32
         8.1      Successors and Assigns in General....................... 32
         8.2      Action by Lender........................................ 33
         8.3      Modifications, Amendments or Waivers.................... 33
         8.4      No Implied Waivers; Cumulative Remedies; Writing
                  Required................................................ 33
         8.5      Reimbursement of Expenses; Taxes........................ 33
         8.6      Notices................................................. 33



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         8.7      Survival................................................ 34
         8.8      Governing Law; Consent to Jurisdiction and Service
                  of Process;
                  Waiver of Jury Trial.................................... 34
         8.9      Severability............................................ 35
         8.10     Headings................................................ 35
         8.11     Counterparts............................................ 35
         8.12     Indemnification......................................... 35
         8.13     Payment Set Aside....................................... 37
         8.14     Interpretation.......................................... 37
         8.15     Reimbursement Among Loan Parties........................ 37
         8.16     Guaranty................................................ 37
         8.17     Joint and Several Liability............................. 37
         8.18     Interrelationship Among the Loan Parties................ 38




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Exhibit A         Form of Junior Subordination Agreements
Exhibit B         Form of Registration Rights Agreement
Exhibit C         Form of Senior Subordinated Note
Exhibit D         Form of Warrant
Exhibit E         Form of Opinion of Varnum, Riddering, Schmidt & Howlett LLP
Exhibit F         Small Parts Acquisition Transaction Documents


Schedule 2.5      Payments
Schedule 4.3      Capitalization
Schedule 4.5      Compliance with Laws; Certain Operations
Schedule 4.9      ERISA
Schedule 4.10     Subsidiaries
Schedule 4.16     Absence of Changes
Schedule 4.17     Intellectual Property Infringement Claims
Schedule 4.19     Environmental & Safety Matters
Schedule 4.21     Affiliate Transactions
Schedule 4.22     Employee Matters
Schedule 6.1      Certain Indebtedness
Schedule 6.2      Liens
Schedule 6.7      Contemplated Investments
Schedule 6.8      Distributions
Schedule 6.10     Transactions with Affiliates
Schedule 6.14     Investment Banking Brokers & Finder's Fees
Schedule 7.1      Certain Executive Officers



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                       SENIOR SUBORDINATED LOAN AGREEMENT

     This SENIOR SUBORDINATED LOAN AGREEMENT is made and entered into as of July 21st, 2000 between CLARION TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and its subsidiaries party hereto (the Company and its subsidiaries are referred to individually as a "Loan Party" and collectively as the "Loan Parties"), jointly and severally, as borrowers and WILLIAM BLAIR MEZZANINE CAPITAL FUND III, L.P., a Delaware limited partnership ("WBMCF"), as the lender.

     In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

     1.1 Certain Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

     "Affiliate" of any Person shall mean any other Person which, directly or indirectly, controls, or is controlled by or is under common control with such Person including, in the case of any Person who is an individual, his or her spouse or any of his or her descendants (lineal or adopted) or ancestors or any of their spouses. For purposes hereof, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person whether through ownership of securities, by contract or otherwise; provided, however, that any Person which owns directly or indirectly 10% or more of the securities (on a fully-diluted basis) of any other Person having ordinary voting power for the election of directors shall be deemed to control such other Person. Under no circumstances shall Lender be deemed to be an Affiliate of the Loan Parties.

     "Agent" shall mean LaSalle Bank National Association, a national banking association, in its capacity as agent under the Senior Loan Agreement, or any successor agent appointed in accordance with Section 13.9 of the Senior Loan Agreement.

     "Agreement" shall mean this Senior Subordinated Loan Agreement, as it may be amended, modified or supplemented from time to time.

     "Annualized EBITDA" shall mean four (4) times the applicable quarterly EBITDA.

     "Asset Sale" shall mean the sale, lease, assignment or other transfer for value (each a "Disposition") by any Loan Party to any Person (other than any other Loan Party) of any asset or right of any Loan Party other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 30 days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business.

     "Bankruptcy Code " shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C.ss.101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.


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     "Business" shall mean the business engaged in by the Loan Parties of the manufacture or sale of custom injection molding to the automotive, heavy truck, office furniture, appliance and consumer goods industries.

     "Business Day" shall mean any day other than a Saturday, Sunday or public holiday under the laws of the State of Illinois or other day on which banking institutions are authorized or obligated to close in the State of Illinois.

     "Capital Expenditures" shall mean all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the Consolidated balance sheet of the Loan Parties, but excluding expenditures made in connection with Permitted Acquisitions or the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

     "Capital Lease" shall mean a lease under which the obligations of the lessee would, in accordance with GAAP, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

     "Capital Lease Obligations" shall mean the amount of the liability reflecting the aggregate discounted amount of future payments under all Capital Leases calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13.

     "Cash" shall mean money, currency or a credit balance in a general deposit account with a financial institution.

     "Cash Equivalents" shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (b) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor's Ratings Group ("S&P") or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") having maturities of not more than one year from the date of acquisition, (c) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, (d) commercial paper and variable or fixed rate notes issued by any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-1 or the equivalent thereof or by Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (e) commercial paper and variable or fixed rate notes issued by the parent company of any Approved Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition and (f) repurchase agreements with any Approved Bank maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents.



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     "Change of Control" shall mean any event by which any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding any Specified Person (as defined below)) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 30% (or, if greater, the percentage owned by the Specified Persons (as defined herein) of the outstanding securities on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances.

     "Co-Agent" shall mean Bank One, Michigan, a Michigan banking corporation, in its capacity as Co-Agent under the Senior Loan Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, together with the rules and regulations thereunder, in each case as in effect from time to time.

     "Common Stock" shall mean the Common Stock, par value $0.001 per share, of the Company.

     "Consolidated" or "Consolidating" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" shall mean, with respect to the Loan Parties, for any period, the net income (or loss) of the Loan Parties for such period, excluding any gains from Sales, any extraordinary gains and any gains from discontinued operations.

     "Contingent Obligations" with respect to any Person, shall mean, without duplication, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including obligations or liabilities, contingent or otherwise, arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be the amount of the obligation to the extent so guaranteed or otherwise supported, or any other contingent obligation or liability of such Person, whether or not reflected in such Person's financial statements.

     "Debt Service Coverage Ratio" shall mean, as of any date of determination, the ratio of (i) quarterly EBITDA as determined in accordance with GAAP to (ii) quarterly principal and interest payments on all Indebtedness.

     "Distribution", with respect to any Person, shall mean (a) any dividend or other distribution, direct or indirect, by such Person on account of any shares of any class of stock of such Person; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by such Person of any shares of any class of stock of such




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

Person; and (c) any payment made by such Person to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of such Person.

     "Drake Guarantees" shall mean (a) the guarantees dated as of February 29, 2000, in favor of the Agent on behalf of Senior Lenders by (i) James R. Workman in the amount of $3,000,000, (ii) Jack D. Rutherford in the amount of $1,000,000, (iii) William Beckman in the amount of $1,000,000, (iv) Craig and Emilie Wierda in the amount of $1,000,000, (v) The Elsa Prince Trust in the amount of $6,000,000, and (b) the Letter of Credit dated as of February 29, 2000, securing each of guarantor's obligations under each of the guarantees specified in clauses (i) - (iii) above.

     "Drake Notes" shall mean (i) that certain Subordinated Promissory Note dated as of February 29, 2000 payable by each of the Company and Clarion-Drake Acquisition Inc., a Michigan corporation ("Clarion-Drake Acquisition"), to Drake Products in the original principal amount of $5,000,000, (ii) that certain Subordinated Promissory Note dated as of February 29, 2000 payable by each of the Company and Clarion-Drake Acquisition to Drake Products in the original principal amount of $135,000, and (iii) that certain Subordinated Promissory Note dated as of February 29, 2000 payable by each of the Company and Clarion-Drake Acquisition to Ruth Ann Drake in the original principal amount of $1,000,000, each as may be amended, modified or restated from time to time.

     "Drake Products" shall mean Drake Products Corporation, a Michigan corporation.

     "EBITDA" shall mean, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period.

     "Environmental and Safety Requirements" shall mean all present and future federal, state, local and foreign laws, statutes, rules, regulations, ordinances and other requirements, including, without limitation, permits issued thereunder, judicial and administrative orders and determinations, contractual obligations and common law concerning public health and safety, nuisance, worker health and safety, protection of the environment, pollution or contamination of any type whatsoever, including, without limitation, all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, sale, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous, toxic or otherwise dangerous chemical, material, substance or waste, or mixture, pesticide, petroleum product or byproduct, asbestos, polychlorinated biphenyls, noise or radiation.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, together with the rules and regulations thereunder, in each case as in effect from time to time.

     "ERISA Affiliate", as applied to any Person, shall mean any trade or business, (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control or otherwise affiliated within the meaning of Section 414 of the Code or Section 4001 of ERISA and the regulations promulgated and rulings issued thereunder. Notwithstanding the foregoing, neither Lender nor any of its Affiliates shall be deemed an ERISA Affiliate.

     "Existing Convertible Preferred Stock" shall mean the shares of Preferred Stock of the Company designated as Convertible Preferred Stock, that are issued and outstanding on or prior to the date hereof.



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

     "Event of Default" shall mean any of the Events of Default described in
Section 7.1 hereof.

     "Fixed Charge Coverage Ratio" shall mean, as of any date of determination, measured on a rolling twelve-month basis, the ratio of (a) the total for such period of Rolling Twelve Month EBITDA minus the sum of all income taxes payable by the Loan Parties on account of such period and all Capital Expenditures to (b) the sum for such period of (i) Interest Expense plus (ii) required payments of principal of Funded Debt (including, with respect to the Senior Indebtedness, the term loans but excluding the revolving loans) plus
(iii) all dividend payments on the Preferred Stock.

     "Funded Debt" shall mean, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

     "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied.

     "Indebtedness" of any Person shall mean, without duplication: (a) all indebtedness for borrowed money, including, without limitation, indebtedness constituting all or any part of the deferred purchase price of property or services; (b) Capital Lease Obligations; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates; and
(e) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

     "Intercreditor  Agreement" shall mean that certain  Subordination
Agreement of even date herewith among the Loan Parties, Lender and Agent, as the same may be supplemented, amended, modified or replaced from time to time in compliance herewith.

     "Interest Expense" shall mean with respect to any period, the Consolidated interest expense of the Loan Parties incurred for such period, as determined in accordance with GAAP, including, without limitation, implicit interest in respect of Capital Leases, but excluding non-cash interest expense related to the amortization of original issue discount.

     "Investment" shall mean, with respect to any Person, (a) any direct or indirect purchase or other acquisition by such Person of any beneficial interest in, including stock, partnership interest, notes or other securities of, any other Person and (b) any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of business.

     "Junior Subordination Agreements" shall mean, collectively, that certain Subordination Agreement of even date herewith by and among Lender, the Company and Drake Products, that certain Subordination Agreement of even date herewith by and among Lender, the Company and Drake Properties, LLC, each in the form of Exhibit A attached hereto, and any supplements, modifications, amendments or replacements from time to time in accordance with the terms hereof.




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

     "Latest Balance Sheet" shall mean the audited Consolidated balance sheet of the Loan Parties dated as of December 31, 1999.

     "Lender" shall mean WBMCF and its Affiliates, participants, transferees, successors and assigns.

     "Lien" shall mean any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

     "Loan Party" and "Loan Parties" shall have the meaning set forth in the Preamble.

     "Loan" shall have the meaning set forth in Section 2.1 hereof.

     "Material Adverse Effect" shall mean a material adverse change in, or a material adverse effect upon, the (a) business, operations, properties, condition (financial or otherwise), operating results or business prospects of the Loan Parties, taken as a whole, as a result of the occurrence or existence of any single event or condition or series of events or conditions in the aggregate, or (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under any of the Senior Loan Documents or any of the Senior Subordinated Loan Documents to which they are a party, or (c) the validity or enforceability of any of the Senior Subordinated Loan Documents or the rights, powers and remedies of Lender to enforce or collect the Obligations. In determining whether any individual event could result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could result in a Material Adverse Effect.

     "Minimum Equity Contribution" shall mean the receipt by the Company after the date hereof (the receipt of which is confirmed by the Company in a written notice directed to Lender) of net cash proceeds by private placement, public offering or otherwise of at least Twenty Million Dollars ($20,000,000) with the issuance of shares in compliance with the registration requirements of the Securities Act of 1933 or exemptions thereto; provided, however, that in determining whether the Minimum Equity Contribution has been satisfied, the conversion of any shares of the Existing Convertible Preferred Stock into shares of Common Stock shall also be taken into account in accordance with the following formula: the dollar amount attributable to the conversion of the Existing Convertible Preferred Stock shall be (i) the quotient obtained by dividing the number of shares of the Existing Convertible Preferred Stock so converted by the total number of shares of the Existing Convertible Preferred Stock, (ii) multiplied by Twenty Million Dollars ($20,000,000).

     "Multiple Employer Plan" shall mean a single employer plan as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any of its ERISA Affiliates and at least one Person other than such Loan Party or its ERISA Affiliates, or (b) was so maintained and with respect to which such Loan Party or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.




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

     "Obligations" shall mean all obligations of every nature of the Loan Parties from time to time owed to Lender under any of the Senior Subordinated Loan Documents (including, without limitation, interest accrued and other amounts payable thereunder).

     "Owned Premises" shall mean all real property owned by the Loan
Parties.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     "Pension Plan" shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or Section 412 of the Code or a money purchase pension plan.

     "Permitted Acquisition" shall mean an acquisition by any of the Loan Parties which (a) is non- hostile and an acquisition of one hundred percent (100%) of the capital stock of a Person or all or substantially all of the assets of another Person in the same or a similar line of business as the Business, (b) is in an amount not greater than five and one-half (5 1/2) times such Person's Rolling Twelve Month EBITDA (with adjustments thereto as reasonably agreed to by the Loan Parties and Lender), (c) is in an amount not greater than Fifty Million Dollars ($50,000,000) in total reasonably expected consideration (including for such purposes, the assumption by operation of law or otherwise, of any Indebtedness, liabilities or other obligations) and (d) on a Pro Forma Basis would not result in a Default or an Event of Default hereunder (which, in terms of the financial covenants under Section 6.17 hereof, shall be evidenced by a Pro Forma Compliance Certificate on the closing date of such acquisition).

     "Permitted Sale and Leaseback" shall mean the sale and leaseback by the Loan Parties of the Montpelier equipment which (a) is approved by the Company's board of directors and (b) on a Pro Forma Basis would not result in a Default or an Event of Default hereunder (which, in terms of the financial covenants under 6.17 hereof, shall be evidenced by a Pro Forma Compliance Certificate on the closing date of such sale and leaseback).

     "Person" shall mean any individual, corporation, partnership, company, joint venture, association, bank, trust company or trust, whether or not legal entities, or any governmental entity or agency or political subdivision thereof.

     "Plan" shall mean any employee benefit plan as defined in Section 3(3) of ERISA, whether or not terminated, to which the Loan Party or any of its ERISA Affiliates maintains, contributes or has any actual or potential liability and any other employee benefit or compensatory plan, program, policy or arrangement with respect to which the Loan Party or any of its ERISA Affiliates has an actual or potential liability.

     "Potential Event of Default" shall mean any occurrence, condition, act or omission which, with the passage of time or the giving of notice or both, is reasonably likely to result in an Event of Default hereunder.

     "Pro Forma Basis" shall mean, with respect to any Permitted Sale and Leaseback or Permitted Acquisition hereunder, that the Permitted Sale and Leaseback or such Permitted Acquisition shall be deemed to have occurred as of the first day of the twelve (12) month period immediately preceding the closing date of the Permitted Sale and Leaseback or the Permitted Acquisition.

     "Pro Forma Compliance Certificate" shall mean a certificate of the Company's senior financial officer containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the financial covenants set forth in Section 6.17 as of the month end immediately preceding the closing date of the Permitted Sale and Leaseback or any Permitted Acquisition.


     "Preferred Stock" shall mean the preferred stock, par value $0.001 per share, of the Company (including, without limitation, the Existing Convertible Preferred Stock).

     "Principal" shall mean the unpaid principal amount of the Loan.

     "Property " shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     "Quarterly Payment Date" shall mean the last day of March, June, September and December of each year.

     "Registration Rights Agreement" shall mean that certain Registration Rights Agreement of even date herewith between Lender and the Company in the form of Exhibit B attached hereto, as the same may be amended or otherwise modified from time to time in accordance with the terms hereof.

     "Rolling Twelve Month EBITDA" shall mean, as of any date, EBITDA measured on a rolling twelve (12) month basis, taking into account the month just ended and the prior eleven (11) months.

     "Sale" shall mean the sale, transfer or disposition of all or substantially all of the assets of the Company and its Subsidiaries (whether by sale of stock, sale of assets, merger, consolidation or otherwise).

     "Senior Indebtedness" shall mean any and all amounts constituting
Senior Indebtedness (as defined in the Intercreditor Agreement (as in effect on the date hereof)).

     "Senior Lenders" shall mean the financial institutions that are or may from time to time become parties to the Senior Loan Agreement, LaSalle Bank National Association, a national banking association, Bank One, Michigan, a Michigan banking corporation, and Comerica Bank, a Michigan banking corporation, and their participants, assignees and other transferees or successors in interest.

     "Senior Leverage Ratio" shall mean, as of the last day of any month, the ratio of (i) Senior Indebtedness as of such day to (ii) Rolling Twelve Month EBITDA for the month ending on such day.

     "Senior Loan Agreement" shall mean that certain Credit Agreement dated as of February 29, 2000, as amended by that certain First Amendment to Credit Agreement dated as of June 30, 2000 and that certain Second Amendment to Credit Agreement of even date herewith, among the Loan Parties and Senior Lenders, as the same may be further supplemented, amended, modified or replaced from time to time in compliance with the terms of the Intercreditor Agreement.

     "Senior Loan Documents" shall mean the Senior Loan Agreement and all other documents, agreements, certificates and instruments attached thereto, referred to therein or delivered in connection therewith, as any or all of the foregoing may be supplemented, amended, modified or replaced from time to time in compliance with the Intercreditor Agreement.

     "Senior Subordinated Loan Documents" shall mean this Agreement, the Senior Subordinated Note, the Intercreditor Agreement, the Warrant, the Registration Rights Agreement, the Junior Subordination Agreements and any and all other documents, agreements, certificates and instruments executed or delivered in connection herewith or therewith (including, without limitation, those referred to in Article 3 hereof), as any or all of the foregoing may be supplemented, amended or modified from time to time.

     "Senior Subordinated Loan Transactions" shall mean the execution and delivery of the Senior Subordinated Loan Documents, the funding of the Loan and the payment of all fees, costs and expenses associated with all of the foregoing.

     "Senior Subordinated Note" shall have the meaning set forth in Section
2.1 hereof.

     "Small Parts Acquisition" shall mean the acquisition of certain assets of Small Parts-NAPCO, L.L.C., an Indiana limited liability company by the Company consummated within two (2) days of the date hereof and on the terms set forth in the transaction documents attached hereto as Exhibit F.

     "Solvent " shall mean, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital; provided, however, that in determining whether a Loan Party other than the Company is Solvent under this definition such Loan Party shall consider any and all Indebtedness to or from another Loan Party as equity.

     "Specified Person" shall mean Emilie Wierda, Craig Wierda, Elsa Prince, Bryan Cressey, Terry Graunke, Troy Wiseman, Jack Rutherford, Jeffrey Anonick, Michael Miller and William Beckman.

     "Subordinated Indebtedness" shall mean (i) the Loan, (ii) each of the Drake Notes and (iii) any other unsecured Indebtedness of the Loan Parties which has subordination terms, covenants, pricing and other terms which have been approved in writing by Senior Lenders and Lender.

     "Subsidiary" shall mean any Person of which or in which a Person owns directly or indirectly 50% or more of the combined voting power of (a) all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation; (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity; or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated entity.

     "Total Leverage Ratio" shall mean as of the last day of any month, the ratio of (i) Indebtedness as of such day to (ii) Rolling Twelve Month EBITDA for the month ending on such day.

     "Warrant" shall mean the warrant issued to Lender by the Company in form and substance substantially identical to Exhibit D attached hereto.

     Other terms are defined elsewhere in this Agreement.

     1.2 Accounting Principles. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied as to the Loan Parties on the date hereof. If any changes in GAAP are hereafter required or permitted and are adopted by the Loan Parties with the agreement of their certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition of the Loan Parties shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, restrictions or standards or definitions of terms used therein shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to Lender. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge and agree that, for purposes of determining compliance with the financial covenants set forth in Sections 6.8 and 6.17 (other than 6.17(a)) hereof, all calculations with respect thereto shall, to the extent applicable, be made on a Pro Forma Basis. In that regard,
(a) any Indebtedness of a new acquired company which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period, (b) any Indebtedness incurred to finance a Permitted Acquisition shall be deemed to have been incurred as of such day and (c) income statement items and other balance sheet items (whether positive or negative) attributable to the newly acquired company or business acquired in a Permitted Acquisition shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to Lender and Loan Parties. In addition, to the extent the Permitted Sale and Leaseback results in an obligation of the Loan Parties being treated as an operating lease under GAAP, then the Loan Parties' EBITDA shall, notwithstanding any implication contained herein to the contrary, be reduced by any and all rental expenses that would have been associated therewith had the Permitted Sale and Leaseback occurred on the first day of the applicable period.


                                    ARTICLE 2

                                  CREDIT TERMS

     2.1 Purchase and Sale of the Senior Subordinated Note. Subject to the terms hereof, on the date hereof, Lender shall purchase from the Loan Parties for a purchase price of Thirty Million Dollars ($30,000,000) less the total amount allocated to the Warrant consistent with the terms thereof, and the Loan Parties shall issue and sell to Lender, a senior subordinated note (the "Senior Subordinated Note") evidencing a term loan in the principal amount of Thirty Million Dollars ($30,000,000) (the "Loan").

The Senior Subordinated Note shall be dated as of the date hereof, subject to the terms and conditions of this Agreement and in the form attached hereto as Exhibit C.

     2.2 Repayment of Principal. Unless otherwise required or permitted to be sooner paid pursuant to the provisions hereof and of the Senior Subordinated Note, the Loan Parties shall repay the Principal in full on June 30, 2007.

     2.3 Interest.

         (a) Interest. So long as no Event of Default has occurred and is continuing, the Principal shall bear interest from the date hereof until paid, computed on the basis of a 360-day year for the actual number of days elapsed, initially at a fixed annual rate of 12.00% and, from and after the date of completion of the Minimum Equity Contribution, at a fixed annual rate of 11.50%.

         (b) Periodic Interest Payments. Accrued interest shall be due and payable quarterly in arrears on each Quarterly Payment Date commencing on September 30, 2000. In addition, all accrued and unpaid interest shall be paid upon the payment in full of the Principal and, if payment in full is not made when due, thereafter on demand.

         (c) Default Interest Rate. After the occurrence and during the continuance of any Event of Default, the Obligations shall bear interest from the date of occurrence of such Event of Default, payable on demand, at a fixed annual rate which exceeds the then applicable fixed annual rate under Section 2.3(a) hereof by three percent (3%) per annum.

         (d) Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the Principal then outstanding, and any excess interest remaining after such application shall be refunded to the Loan Parties.

     2.4 Prepayments.

         (a) Optional Prepayments. The Loan Parties may, at their option, prepay Principal, together with accrued interest thereon without any prepayment premium (provided that such prepayment of Principal shall be in minimum increments of $500,000) at any time on or after the earliest to occur of (i) the third (3rd) anniversary hereof, or (ii) a Sale (it being understood, however, that the Loan Parties possess no other optional prepayment rights under this Agreement).

         (b) Prepayment Notices. The Loan Parties shall give notice (a "Prepayment Notice") to Lender of any optional prepayment under this
     Section 2.4 not later than 12:00 p.m., Chicago, Illinois time, on the twentieth (20th) Business Day preceding the date of prepayment, specifying the prepayment date and the Principal to be prepaid ("Prepayment Principal Amount"). Once a Prepayment Notice has been given, the Prepayment Principal Amount specified therein, together with all accrued interest to the date of prepayment, shall become due and payable on the date specified in the Prepayment Notice.

         (c) Mandatory Prepayment on Sale or Change of Control. The
     Loan Parties shall give written notice (a "Change Notice") to Lender upon the earlier of (i) thirty (30) days prior to the consummation of, and (ii) the date of execution of a definitive agreement providing for a Change of Control or a Sale (it being understood that, in connection with a Change of Control not involving a transaction to which the Company is a party, the Loan Parties shall deliver the relevant Change Notice to Lender promptly after it obtains knowledge thereof). Upon receipt of a Change Notice, Lender shall have the right, exercisable at any time within thirty (30) days after receipt of a Change Notice, to require that the Principal be repaid in full, together with all accrued interest thereon, and, if Lender so elects, the Loan Parties shall prepay the outstanding balance of the Principal owed to Lender in full, together with all accrued interest thereon, on or before the date of consummation of the Change of Control or Sale.

     2.5 Payments. All payments hereunder and under the Senior Subordinated
Note shall be made prior to 12:00 p.m., Chicago, Illinois time, on the date due, to Lender in the account set forth on Schedule 2.5 attached hereto, in lawful money of the United States of America, by wire transfer in funds immediately available at such payment office. All payments hereunder and under the Senior Subordinated Note shall, except as required by applicable law, be made without setoff, deduction or counterclaim, free and clear of all taxes (other than taxes imposed on the net income of Lender or franchise taxes), levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If the Loan Parties are required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Whenever any payment to be made hereunder or under the Senior Subordinated Note shall be stated to be due on a date other than a Business Day, such payment shall be made on the immediately preceding Business Day.

     2.6 Pro Rata Payment. All payments hereunder and under the Senior Subordinated Note shall, at all times during which there is more than a single Lender and/or holders of the Senior Subordinated Note (or any note issued in replacement thereof), be made pro rata among such Lender and/or holders based upon the aggregate unpaid principal amount of the Senior Subordinated Note held by each such Lender and/or holder, as reflected in the register maintained by the Loan Parties pursuant to Section 8.1 hereof.

     2.7 Investment Fee. An aggregate fee of Three Hundred Thousand Dollars ($300,000) (the "Investment Fee") shall be payable to WBMCF or its designee upon Closing.

     2.8 Valuation of Warrant. Promptly after the date hereof, the Company shall have engaged McDonald & Co. or another nationally recognized investment banking firm or other firm providing similar valuation services (a "Valuation Firm") mutually acceptable to Lender and the Company to determine the fair market value of the Warrant, at the Company's sole cost and expense. The Company will use its reasonable best efforts and Lender will cooperate in enabling the Company to so engage a Valuation Firm and to establish the fair market value of the Warrant within thirty (30) days of the date hereof using valuation methods and criteria reasonably acceptable to both the Company and Lender.

                                    ARTICLE 3

                               CLOSING DELIVERIES

     The obligation of Lender to purchase the Senior Subordinated Note on the date hereof is subject to, among other things, the Loan Parties delivering or causing to be delivered to Lender on or prior to the date hereof each of the following (the form and substance of which is satisfactory to Lender and its counsel):

         (a) this Agreement, duly executed by the Loan Parties;

         (b) the Senior Subordinated Note, duly executed by the Loan Parties;

         (c) the Warrant, duly executed by the Company;

         (d) the Registration Rights Agreement, duly executed by the Company;

         (e) the Intercreditor Agreement, duly executed by the Loan Parties and Agent;

         (f) the written opinion of Varnum, Riddering, Schmidt & Howlett LLP, counsel to the Loan Parties, dated as of the date hereof, in the form attached hereto as Exhibit E;

         (g) the Junior Subordination Agreements, the first having been duly executed by the Company and Drake Products and the second having been duly executed by the Company and Drake Properties, LLC;

         (h) evidence reasonably satisfactory to Lender of the cancellation of each of the Drake Guarantees;

         (i) certified copies of all documents evidencing corporate action taken by each Loan Party with respect to the Senior Subordinated Loan Documents including but not limited to resolutions of the Board of Directors of each Loan Party authorizing the execution, delivery and performance by such Loan Party of this Agreement, the Senior Subordinated Note and other Senior Subordinated Loan Documents;

         (j) a certificate of each Loan Party, signed by its chief executive officer or president, to the effect that: (i) all of the representations and warranties of such party contained in this Agreement are true and correct as of the date hereof; (ii) such party has complied with and performed all of the terms, covenants and agreements contained in the Senior Subordinated Loan Documents which are to be complied with or performed by such party on or before the date hereof; and (iii) no Event of Default or Potential Event of Default has occurred and is continuing;

         (k) a certificate of each Loan Party, signed by its secretary or assistant secretary, certifying the names of the officers of such party authorized to sign the Senior Subordinated Loan Documents to be signed by such party, together with specimens of the true signatures of such officers;

         (l) a financial condition certificate of the Company, signed by its chief executive officer or senior financial officer, demonstrating that, after giving effect to the Senior Subordinated Loan Transactions, (i) each of the Loan Parties are Solvent and (ii) at least $13,400,000 is available for borrowing under the Loan Parties' revolving credit facility with the Senior Lenders;

         (m) a copy of the articles or certificate of incorporation of each Loan Party and each Subsidiary, as amended, certified by the Secretary of State of the applicable jurisdiction, and a copy of each such party's By-Laws, certified by such party's secretary to be true and correct and in full force and effect;

         (n) a good standing certificate with respect to each Loan Party from the Secretary of State of its state of incorporation, and from the Secretary of State of each other jurisdiction where such party is qualified to do business;

         (o) a copy of the Senior Loan Agreement and all other documents delivered to Senior Lenders on the date hereof, certified by the Company's secretary to be true and correct and in full force and effect as of the date hereof;

         (p) a Consolidated balance sheet of the Loan Parties reflecting the pro forma financial position of the Loan Parties as of June 30, 2000 and after giving effect to the consummation of the Senior Subordinated Loan Transactions (the "Pro Forma Balance Sheet");

         (q) evidence reasonably satisfactory to the Lender of action taken by the Company to file a NASDAQ supplemental listing;

         (r) the payment of the Investment Fee to Lender or its designees pursuant to Section 2.7 hereof; and

         (s) such other documents, agreements, certificates, instruments and conditions as Lender may reasonably request.


                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     The Loan Parties, jointly and severally, represent and warrant to Lender that the following statements are true, correct and complete on the date hereof and such representations and warranties shall survive the execution and delivery of this Agreement and the issuance of the Senior Subordinated Note, notwithstanding any investigation made by Lender.

     4.1 Organization and Qualification. Each Loan Party is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation (or, in the case of Clarion Real Estate, LLC, the equivalent status thereto). Each Loan Party is duly qualified to do business as a foreign corporation in each jurisdiction where, because of the nature of its activities or properties such qualification is required, except for jurisdictions where failure to be in good standing or qualified would not or is not likely to have a Material Adverse Effect. Each Loan Party has delivered to Lender a true, complete and correct copy of its Certificate or Articles of Incorporation and By-laws (or, in case of Clarion Real Estate, LLC, the documents equivalent thereto). Each Loan Party has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and proposed to be conducted.

     4.2 Authorization, Validity and Enforceability. Each Loan Party is duly authorized to execute, deliver and perform each of the Senior Subordinated Loan Documents to which it is a party and to incur the borrowings or other obligations contemplated by the provisions thereof. Each Loan Party has taken all necessary corporate action (including, without limitation, obtaining approval of its shareholders) to authorize the execution, delivery and performance of each of the Senior Subordinated Loan Documents to which it is a party. No consent, approval or authorization of, or declaration or filing with, any governmental authority, and no consent of any other Person, is required in connection with the execution, delivery and performance by each Loan Party of the Senior Subordinated Loan Documents to which it is a party. Each Senior Subordinated Loan Document to which each Loan Party is a party has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. Each Loan Party's execution, delivery and performance of each Senior Subordinated Loan Document to which it is a party does not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon its property by reason of the terms of (a) any contract, mortgage, lease, agreement, indenture or instrument to which it is a party or which is binding upon it, (b) any judgment, law, statute, rule or governmental regulation applicable to it or
(c) its Articles or Certificate of Incorporation or By-laws.

     4.3 Capitalization.

     (a) The authorized and outstanding capital stock of each of the Loan Parties (including, without limitation, all issued and outstanding shares of the Company's Existing Convertible Preferred Stock), after giving effect to the Senior Subordinated Loan Transactions, is as set forth on Schedule 4.3 attached hereto. All of the outstanding shares of capital stock of each the Loan Parties is validly issued, fully paid and nonassessable and free and clear of any and all Liens, other than Liens created under the Senior Loan Documents.

     (b) Except as set forth on Schedule 4.3 or as contemplated by the Warrant, there (i) are not outstanding or (ii) any present plans to issue any shares of stock, securities, rights or options convertible or exchangeable into or exercisable for any shares of capital stock, stock appreciation rights or phantom stock of the Loan Parties. Except as set forth on Schedule 4.3 or contemplated by the Warrant, the Loan Parties are under no obligation, contingent or otherwise, to redeem or otherwise acquire any shares of its capital stock or any securities, rights or options to acquire such capital stock, stock appreciation rights or phantom stock. There are no agreements between any of the Specified Persons, their respective Affiliates or the Company's directors with respect to the voting or transfer of the capital stock of the Loan Parties owned by such parties or with respect to any other aspect of their affairs concerning the Loan Parties.

     (c) There are no statutory or contractual shareholders' preemptive rights with respect to the Preferred Stock (including the Existing Convertible Preferred Stock), the Common Stock or any other shares of capital stock of the Loan Parties. The Loan Parties have not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. Except as set forth on Schedule 4.3(c), there are no agreements granting registration rights to any person with respect to any shares of stock of the Loan Parties.

         (d) For the purposes of this Section 4.3, in the case of Clarion Real Estate, LLC, references to capital stock shall mean membership interests.

     4.4 No Event of Default; Compliance with Instruments. No event has occurred and no condition exists which would constitute an Event of Default or Potential Event of Default. No Loan Party is in violation of any term of (i) its Certificate of Incorporation or By-laws, or (ii) any agreement, instrument, contract or commitment to which it is a party or by which it may be bound, which default has resulted or is reasonably likely to result in a material liability to the Business.

     4.5 Compliance with Laws; Certain Operations. Each Loan Party, and each of its officers, directors and employees, has complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. With the exception of the items listed on
Schedule 4.5 attached hereto, no claims have been filed against the Loan Parties alleging a violation of, or liability or responsibility under, any such law or regulation which have not been heretofore settled.

     4.6 Solvency. Each Loan Party is Solvent prior to, and after giving effect to, the transactions contemplated hereby. No transfer of property is being made and no obligation is being incurred in connection with such transactions with actual intent to hinder, delay or defraud either present or future creditors.

     4.7 Litigation. There are no actions, suits or proceedings pending or, to any Loan Party's knowledge, threatened against or affecting any Loan Party or its business or assets, before any court or governmental department, agency or instrumentality, domestic or foreign, which (a) purport to affect or pertain to this Agreement or any other of the Senior Subordinated Loan Documents or (b) if adversely determined, are reasonably likely to result in a material liability to the Business. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or governmental department, agency or instrumentality, domestic or foreign purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Senior Subordinated Loan Documents, or directing that any of the Senior Subordinated Loan Transactions not be consummated as provided herein or therein.

     4.8 Regulations U and X. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock", as defined in Regulation U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and no part of the proceeds of the Obligations shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulations U and X of the Federal Reserve Board.

     4.9 ERISA.

         (a) Except as set forth on Schedule 4.9 attached hereto, neither any Loan Party nor any of its ERISA Affiliates maintains, contributes to, or has any obligation to contribute to or has maintained or contributed to at any time prior to the date hereof any Multiemployer Plan, Multiple Employer Plan or Pension Plan (each individually and collectively, a "Plan").

          (b) Each Plan complies in all material respects with ERISA, the Code, and all applicable statutes and governmental rules and regulations and no condition exists or event or transaction has occurred in connection with any Plan which could result in, individually or in the aggregate, the incurrence by any Loan Party or any of its ERISA Affiliates of any material liability, fine or penalty.

          (c) Neither any Loan Party nor any ERISA Affiliates has any contingent liability with respect to any post-retirement benefit under any Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

          (d) Each Loan Party and each of its ERISA Affiliates have made all contributions and payments to or under each Plan as required by law, the terms of the Plan, or any contract or agreement.

          (e) No liability has been asserted or threatened against any Loan Party or any of its ERISA Affiliates for any violation of ERISA or the Code in connection with any Plan, including, without limitation, the administration thereof.

     4.10 Subsidiaries. No Loan Party has any Subsidiaries other than those listed on Schedule 4.10. None of Clarion Specialty Products, Inc., an Ohio corporation, Clarion Sourcing, Inc., an Illinois corporation, or Rose & Associates, Inc., a Delaware corporation (collectively, the "Dormant Subsidiaries"), conducts business of any kind or owns any assets.

     4.11 Financials.

          (a) The Loan Parties have delivered to Lender (i) the Consolidated audited balance sheets and related statements of operations, shareholders' equity income, retained earnings and cash flows of the Loan Parties for the years ended December 31, 1997, December 31, 1998, and December 31, 1999 and
     (ii) the unaudited Consolidated balance sheet and related statements of operations, shareholders' equity and cash flows, income and retained earnings of the Loan Parties for the period ending as of July 1, 2000. Such financial statements were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the Consolidated financial position of the Loan Parties as at the dates thereof and the results of their operations for the periods then ended. The Loan Parties have also delivered to Lender the projections of the Loan Parties' Consolidated profit and loss statement for the annual periods ending on December 31, 2000 through December 31, 2004 (the "Projections"). The Projections have been prepared in good faith using reasonable estimates in accordance with GAAP and based upon assumptions which have been disclosed to Lender and which the Loan Parties believe to be fair and reasonable in light of the current and reasonably foreseeable future conditions.

     4.12 Absence of Undisclosed Liabilities. No Loan Party has any obligation or liability (whether accrued, known to it, whether due or to become due and regardless of when asserted) arising out of transactions entered into, on or prior to the date hereof, or any action or inaction on or prior to the date hereof, or any state of facts existing on or prior to the date hereof which has resulted or is reasonably likely to result in a material liability to the Business, other than liabilities set forth on the Pro Forma Balance Sheet which are, under GAAP, ordinarily required to be set forth on a balance sheet or the footnotes thereto.

     4.13 Assets. Each Loan Party has good and indefeasible title to, or a valid leasehold interest in, or a valid license to use, the properties and assets used in the conduct of its business as presently conducted and as presently proposed to be conducted by it, located on its premises, shown on the Pro Forma Balance Sheet or shown on the Latest Balance Sheet or acquired thereafter, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, free and clear of all Liens, except for Liens permitted under Section 6.2 hereof. Each Loan Party's buildings, equipment and other tangible assets are in good operating condition, ordinary wear and tear excepted, and are fit for use in the ordinary course of business as presently conducted and as contemplated. None of the rights of any Loan Party under any lease or other similar interest in tangible property will be impaired by the consummation of the transactions contemplated by this Agreement. Each Loan Party does not use any material tangible property not owned, leased or licensed by it.

     4.14 Tax Matters. Each Loan party has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     4.15 Contracts. (a) Each Loan Party has performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any written claim of default under any material lease, contract, commitment or other agreement to which it is a party; (b) to the best of each Loan Party's knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would result in a breach or default under any material lease, contract, instrument or other agreement to which such Loan Party is a party or are bound; (c) no material lease, contract, commitment or other agreement to which a Loan Party is a party has been breached in any material respect or canceled by the other party since the date of the Latest Balance Sheet; and (d) no Loan Party is a party to any lease, contract, commitment or other agreement which is reasonably likely to have a Material Adverse Effect.

     4.16 Absence of Changes. Except as disclosed in Schedule 4.16, since December 31, 1999, the Business has been operated in the ordinary course thereof consistent with past practices, and there has not occurred, and no event, occurrence or condition exists, which has resulted or is reasonably likely to result in a material liability to the Business.

   4.17 Intellectual Property. Each Loan Party owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all patents, trade names, trademarks, copyrights, inventions, processes, designs, custom or proprietary computer software, works of authorship, franchises, formulas, trade secrets, know-how and other intangible property and proprietary rights which are material, either individually or in the aggregate, to or for use in the conduct of its business (collectively, "Intellectual Property"). Each Loan Party may use all such Intellectual Property in the conduct of its business with no known conflict with or known infringement of the rights of others. Except as set forth in Schedule 4.17 attached hereto, no Loan Party has any knowledge of any infringement by any third party on any Intellectual Property owned or used by it and has not taken or omitted to take any action which would have the effect of waiving any of its rights thereunder.

     4.18 Insurance. Each Loan Party maintains insurance in such amounts and covering such risks as is customarily carried by companies of similar size engaged in similar lines of business. All such policies are in full force and effect, and no Loan Party is in default in any material respect in its obligations under any such policy.

     4.19 Environmental and Safety Matters.

          (a) Except as disclosed in Schedule 4.19 and to the Loan Parties' knowledge, the on- going operations of each Loan Party complies in all material respects with all Environmental and Safety Requirements.

          (b) Except as disclosed in Schedule 4.19 and the Loan Parties' knowledge, the Loan Parties have obtained all licenses, permits, authorizations and registrations required under any Environmental and Safety Requirements ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Loan Parties are in compliance with all material terms and conditions of such Environmental Permits.

          (c) Except as disclosed in Schedule 4.19 and to the Loan Parties' knowledge, no Loan Party is, or has Property or operations which are subject to any outstanding written order from or agreement with any governmental authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental and Safety Requirements.

          (d) Except as disclosed in Schedule 4.19 and to the Loan Parties' knowledge, there are no hazardous materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the date hereof, or with respect to the Business that would reasonably be expected to give rise to environmental claims with a potential liability of the Loan Parties in excess of $10,000 in the aggregate for any such condition, circumstance or Property. In addition, except as disclosed in Schedule 4.19 or except in compliance with Environmental and Safety Requirements the Loan Parties have no (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) PCB-containing materials or equipment; or (iv) radioactive material in any form.

          (e) Without limiting the generality of the foregoing, to the Loan Parties' knowledge or except as disclosed in Schedule 4.19, no activity, event or condition relating to any property or facility owned, operated or otherwise used at any time by the Loan Parties and any Environmental Affiliate will prevent, hinder or limit compliance with currently applicable Environmental and Safety Requirements, give rise to any corrective, investigatory, response or remedial actions, liabilities or obligations pursuant to Environmental and Safety Requirements whether accrued, absolute, contingent, unliquidated or otherwise.

          (f) Except as disclosed in Schedule 4.19 and to the Loan Parties' knowledge, no Liens exist or at any time have existed under any Environmental and Safety Laws on any property or facility now or previously owned, operated or otherwise used by the Loan Parties or any Environmental Affiliate and, to the best of the Loan Parties' knowledge, no government or other third party actions have been taken, threatened or are likely to subject any such property or facility to such Liens, and neither the Loan Parties nor any Environmental Affiliate have been or are required pursuant to any Environmental and Safety Requirements to place any notice or restriction in any deed to such property or facility.

     4.20 Investment Company. No Loan Party is an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.21 Affiliate Transactions. Except as disclosed on Schedule 4.21: (a) no Affiliate nor any executive officer, director or, to the knowledge of any of the Loan Parties, Specified Person or any five percent (5%) stockholder of the Loan Parties or any person related by blood or marriage to any such person or any entity in which any such person owned or owns any beneficial interest, was or is a party to any agreement, contract, commitment or transaction with the Loan Parties (employment related, consulting or otherwise) or had or has any interest in any property used by the Loan Parties; (b) no Affiliate is the direct or indirect owner of any interest in any corporation, firm, association or business organization which is a competitor or supplier of the Loan Parties (except for passive investments of less than 5% in companies whose securities are traded on the NASDAQ Stock Market or a national stock exchange); and (c) no Affiliate is the recipient of income from any source other than the Loan Parties which should properly accrue to the Loan Parties.

     4.22 Employee Matters. Except as set forth on Schedule 4.22 attached hereto:

          (a) no employees of the Loan Parties are currently represented by any labor union, no Loan Party is a party to any collective bargaining agreement, and, to the knowledge of the Loan Parties, there is no organizational effort presently being made or threatened by or on behalf of any labor unions with respect to employees of the Loan Parties;

          (b) there is no unfair labor practice complaint against the Loan Parties pending before the National Labor Relations Board;

          (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or, to the knowledge of the Loan Parties, threatened against the Loan Parties; and

          (d) to the best of the Loan Parties' knowledge, no officer or employee of the Loan Parties has entered into any agreement which is now in effect with any person, corporation, partnership or business organization other than the Loan Parties requiring such person to assign any interest in any invention or trade secrets or to keep confidential any trade secrets or other proprietary information or containing any prohibition or restriction on competition or solicitation of customers.

          4.23 Tangible Property. All tangible property owned or leased by the Loan Parties is sufficient to conduct the operations of the Loan Parties as presently conducted. No modifications or additions to such property which are material, either individually or in the aggregate, are needed or planned, except as described in the Projections. The Loan Parties have not received notice of, nor have there occurred, any pending or threatened condemnation proceedings or any other matter materially and adversely affecting the value of any owned or leased real property of the Loan Parties.

     4.24 Disclosure. All statements contained in any exhibit, certificate or other instrument attached hereto or required to be delivered to Lender pursuant to this Agreement shall constitute representations and warranties by the Loan Parties hereunder. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items required hereby or filed with the SEC contain any untrue statement of a material fact or omit a material fact necessary to make each such statement contained herein or therein not misleading. To the best of the Loan Parties' knowledge, there is no material fact pertaining to the Business which the Loan Parties have not disclosed to Lender in writing and which, as of the date hereof, has had or could reasonably be anticipated to have a Material Adverse Effect. All originals or copies of documents provided by the Loan Parties to Lender in connection with this Agreement and the Senior Subordinated Loan Transactions are true, correct and complete in all material respects.

     4.25 Public Utility Company. The Loan Parties are not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.26 Fiscal Year. The Loan Parties' fiscal year ends on the Saturday most proximate in time to December 31.


                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS

     Each Loan Party covenants that, except with the prior written consent of Lender, so long as any of the Obligations remain outstanding and, in the case of Sections 5.4(a), 5.4(b), 5.4(c), 5.4(f), 5.8 and 5.9, so long as Lender owns, in the aggregate, at least fifty percent (50%) interest in the Warrant or the shares of Common Stock of the Company into which such Warrant is exercisable:

     5.1 Payment of Obligations. The Loan Parties shall pay all of the Obligations, as the same become due and payable.

     5.2 Preservation of Corporate Existence. Each Loan Party shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in such jurisdictions where failure to so qualify would have or is reasonably likely to have a Material Adverse Effect.

     5.3 Payment of Taxes and Claims. The Loan Parties shall pay and discharge all taxes, assessments and other governmental charges imposed upon it or upon its income or properties, prior to the date on which penalties attach thereto, and shall pay all claims which, if unpaid, would become a Lien upon any of its properties, except for any such tax, assessment, charge, levy or claim which is being contested by or on behalf of such entity in good faith and by proper proceedings and for which such reserves or other provisions as may be required by GAAP shall have been made and recorded.

     5.4 Reporting Requirements. The Loan Parties shall promptly furnish to Lender all such financial information respecting it as Lender shall reasonably request. Without limiting the foregoing, the Loan Parties shall furnish to Lender, in such reasonable detail as Lender shall request, the following:

         (a) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month (including, without limitation, quarter-end and year-end months), an unaudited balance sheet, statement of income and expense and statement of cash flow for the Loan Parties on a consolidated basis for such monthly period and for the then current fiscal year to date, all in reasonable detail, and setting forth in comparative form, figures for the corresponding period of (i) the previous fiscal year and (ii) the budget. Such statements shall be certified by the President or Chief Financial Officer of the Company as fairly presenting the consolidated financial position of the Loan Parties as of the dates indicated and the results of operations and cash flow for the calendar month indicated in accordance with GAAP.

         (b) Annual Financial Statements. As soon as available, a Consolidated audited annual report of the Loan Parties containing a Consolidated (i) balance sheet, (ii) statement of income and expense, (iii) statement of shareholders' equity and (iv) statement of cash flow for such year, and setting forth in each case, in comparative form, figures for the previous fiscal year, all in reasonable detail, fairly presenting the Consolidated financial position and the results of operations of the Loan Parties as of the close of such previous year and for the year then ended, prepared in accordance with GAAP, and accompanied by an unqualified opinion of an independent certified public accountant satisfactory to Lender.

         (c) Certificates. With each of the audited annual reports delivered pursuant to Section 5.4(b) above, and with each monthly unaudited financial statement delivered pursuant to Section 5.4(a) above, a certificate of the Company's President or Chief Financial Officer stating that, except as explained in reasonable detail in such certificate, (A) the Loan Parties are, at the date of such certificate, in compliance with all of the covenants and agreements in this Agreement, and (B) no Event of Default or Potential Event of Default then exists. If such certificate discloses that a covenant has not been complied with or that an Event of Default or Potential Event of Default exists, such certificate shall set forth what action the Loan Parties have taken or propose to take with respect thereto.

         (d) Accountants' Reports. Promptly upon receipt thereof, copies of all significant reports submitted to the Loan Parties by independent public accountants in connection with each annual, interim or special audit of its financial statements made by such accountants, including the management letter submitted by such accountants to management in connection with its annual audit.

         (e) Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all other regular, periodic or special reports of the Company filed with the SEC (including, without limitation, copies of the Form 10-K annual report, Form 10-Q quarterly reports, Form 8-K current report or comparable successor reports); copies of all registration statements of the Company filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

         (f) Annual Budget. As soon as available but in any event not later than 30 days prior to the end of each fiscal year, annual budgets prepared on a monthly and annual basis for the succeeding fiscal year (displaying anticipated statements of income and cash flows and balance sheet) and promptly upon preparation thereof any other significant budgets which they prepare (including any revisions of such annual or other budgets).

         (g) Reports to Senior Lenders. Together with any compliance certificate, financial statement, or other report furnished to Senior Lenders pursuant to the Senior Loan Documents, a copy of the same setting forth in reasonable detail all calculations for all amounts contained therein (including, without limitation, the financial covenant calculations) and, together with all other notices or certificates furnished to Senior Lenders pursuant to the Senior Loan Documents, the Loan Parties shall also deliver to Lender a copy of the same.

     5.5 Notices to Lender. The Loan Parties shall notify Lender in writing of the following matters at the following times:

         (a) Promptly (and in any event within five (5) days) after becoming aware thereof, any Event of Default or Potential Event of Default.

         (b) Promptly (and in any event within five (5) days) after becoming aware thereof, the assertion by the holder of any Indebtedness, including Senior Lenders, that a default exists with respect thereto or that the Loan Parties are not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

         (c) Promptly (and in any event within five (5) days) after becoming aware thereof, any notice or indication (i) that any Significant Customer (as defined below) intends to terminate, significantly reduce or otherwise alter in an adverse manner its relationship with a Loan Party, or (ii) of termination or potential termination of any other material contract, lease or relationship with any Significant Suppliers (as defined below). For purposes of this Agreement: (x) "Significant Customer" shall mean any of the five (5) largest customers of a Loan Party, measured in terms of sales volume in dollars for the immediately preceding then-applicable fiscal year and (y) "Significant Supplier" shall mean any of the top five (5) largest suppliers of a Loan Party, measured in terms of sales volume in dollars for the immediately preceding then-applicable fiscal year.

         (d) Promptly (and in any event within five (5) days) after becoming aware thereof, any pending or threatened strike, work stoppage, material unfair labor practice claim or other material labor dispute affecting any of the Loan Parties or the Business.

         (e) Promptly (and in any event within five (5) days) after becoming aware thereof, any material violation by a Loan Party of any Environmental and Safety Requirement or, upon its receipt thereof, any notice a Loan Party receives from a third party asserting that it is not in compliance with any Environmental and Safety Requirement.

         (f) Promptly (and in any event within five (5) days) upon receipt thereof, any notice from any governmental authority that a Loan Party is or may be liable to any Person as a result of any violation or liability under any Environmental and Safety Requirement or that a Loan Party is potentially responsible for, or subject to investigation by any governmental authority evaluating whether any remedial action is needed to respond to any violation liability under any Environmental and Safety Requirement.

         (g) Promptly (and in any event within five (5) days) after becoming aware thereof, any Dormant Subsidiary begins conducting business of any kind.

          (h) (A) Promptly and in any event within thirty (30) days after receipt thereof by a Loan Party or any of its ERISA Affiliates, copies of each notice from the IRS relating to the disqualification of any Plan that is intended to be qualified under Section 401(a) of the Code; (B) promptly and in any event within thirty (30) Business Days of the occurrence of the event, written notice of any event with respect to any Plan which could result in the incurrence by a Loan Party or any of its ERISA Affiliates of any material liabilities, fine or penalty; (C) a failure to make any required contribution to a Plan in excess of $100,000; (D) the creation of any Lien in favor of the PBGC; (E) together with each copy of such notice received by a Loan Party or any of its ERISA Affiliates, a written statement of such Loan Party's senior financial officer setting forth details as to all events referred to therein and the action with respect thereto taken, or proposed to be taken, by such Loan Party or its ERISA Affiliates, as applicable, and a copy of any notice, filing or correspondence to or required by the IRS, the Department of Labor, or any government agency or adverse party as may be applicable. Each notice given under this Section shall describe the subject matter thereof in reasonable detail and shall set forth the action that the Loan Party has taken or proposes to take with respect thereto.

          (i) Promptly (and in any event within five (5) days) after becoming aware thereof, any event, occurrence or condition that has resulted or is reasonably likely to result in a material liability to the Business, including, without limitation, any pending or threatened action, suit, proceeding or counterclaim by any Person, or any pending or threatened investigation by any governmental authorities, any violation of any law, statute, regulation or ordinance of any governmental authority.

       5.6 Maintenance of Insurance. The Loan Parties shall maintain insurance on their properties and businesses with reputable insurance companies in such amounts, of such types and covering such casualties, risks and contingencies as is ordinarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which they operate.

     5.7 Maintenance of Properties. The Loan Parties shall maintain and preserve all of their properties which are necessary for the proper conduct of their businesses in good working order and condition, ordinary wear and tear excepted.

     5.8 Keeping of Records and Books of Account. The Loan Parties shall keep complete and accurate records and books of account, in which full and correct entries in accordance with GAAP shall be made of all of their financial transactions.

     5.9 Visitation Rights. The Loan Parties shall, at reasonable times and from time to time during normal business hours, permit Lender or any agents or representatives of Lender to examine and make copies of and abstracts from the records and books of account of, and to visit their properties and to discuss their affairs, finances and accounts with any officer or director their independent accountants; provided, however, that Lender shall use reasonable efforts to ensure that any such visit, examination or discussion is not unduly disruptive to the business of the Loan Parties.

     5.10 Compliance with Laws. The Loan Parties shall comply in all material respects with the applicable requirements of all laws, rules, regulations and orders of any governmental authority.

     5.11 Performance of Agreements. The Loan Parties shall use reasonable efforts to preserve its business organization and the goodwill and business of all Persons with whom it has business relations and, in that context, perform in all material respects all of the obligations to be performed by it under each lease, indenture, agreement, contract and other instrument to which it is a party or by which it and its properties may be bound, including, without limitation, the Senior Subordinated Loan Documents.

     5.12 Environmental and Safety Matters.

          (a) The Loan Parties shall comply in all material respects with all Environmental and Safety Requirements.

          (b) The Loan Parties shall respond immediately to any release or threatened release of any hazardous, toxic or otherwise dangerous material, substance or waste in a manner which complies with and meets all standards imposed by any and all Environmental and Safety Requirements.

          (c) If Lender at any time has reason to believe, in its sole and reasonable judgment, that any activities, events or conditions on any property or facility owned, operated or otherwise used by the Loan Parties has been or may be operated in violation of any Environmental and Safety Requirements in any material respect, or contaminated with any hazardous, toxic or otherwise dangerous material, substance or waste, or subject to any governmentally imposed obligation to conduct any corrective, investigatory, response or remedial action, and such violation, contamination or remedial action has not been cured within fifteen (15) days of notification by Lender, then the Loan Parties shall, at their own cost and expense, if Lender so elects, conduct, as appropriate, such investigation or study, through retention of a consulting firm reasonably satisfactory to Lender, as is necessary to demonstrate that such activities, operations, property or facility have not resulted or are not reasonably likely to result in material liability to the Business.

       5.13 Use of Proceeds. The Loan Parties shall use the proceeds hereunder solely to (a) repay in full any and all amounts due from the Loan Parties to Senior Lenders on the date hereof under Term Note B (as defined in the Senior Loan Agreement (as in effect on the date hereof)), (b) reduce to zero dollars any and all amounts due from the Loan Parties to Senior Lenders on the date hereof under the Revolving Notes (as defined in the Senior Loan Agreement (as in effect on the date hereof)) (c) to prepay up to Three Million Dollars ($3,000,000) of the Drake Note in the original principal amount of Five Million Dollars ($5,000,000), (d) to pay the cash portion of the purchase price for the Small Parts Acquisition, and (e) to pay the fees and expenses arising in connection with the Senior Subordinated Loan Transactions or the Senior Subordinated Loan Documents (it being understood that, any and all proceeds hereunder in excess of the amounts referred to in clauses (a) - (e) of this
Section 5.13 shall be kept on hand for general working capital purposes and other purposes permitted by the terms hereof).


                                    ARTICLE 6

                               NEGATIVE COVENANTS

     Each Loan Party covenants that, except with the prior written consent of Lender, so long as any of the Obligations remain outstanding and (x) in the case of Sections 6.9(ii) and (iii) and 6.16, Lender owns in the aggregate at least fifty percent (50%) interest in the Warrant or the shares of Common Stock into which such Warrant is exercisable and (y) in the case of Section 6.10, Lender owns in the aggregate at least fifty percent (50%) interest in the Warrant or the shares of Common Stock into which such Warrant is exercisable or the seventh anniversary of the date hereof (whichever is earlier):

     6.1 Indebtedness. Until Lender's receipt of (x) the audited annual report required to be delivered to Lender pursuant to Section 5.4(b) hereof for the fiscal year ended December 31, 2000 and (y) the certificate (disclosing the existence of no Event of Default or Potential Event of Default hereunder) required to be delivered to Lender pursuant to Section 5.4(c) hereof along with such annual report (collectively, the "2000 Report and Certificate"), the Loan Parties shall not create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist, any Indebtedness, except:

          (a) the Obligations;

          (b) the Senior Indebtedness existing on the date hereof, together with
     (i) any additional amounts permitted to be borrowed by the Loan Parties under the Senior Lender's revolving credit facility as in effect on the date hereof, and (ii) Four Million Dollars ($4,000,000) of Senior Indebtedness in addition thereto;

          (c) Indebtedness secured by Liens permitted by Section 6.2 and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed One Million Dollars ($1,000,000);

          (d) unsecured inter-company Indebtedness between any of the Loan Parties;

          (e) Obligations incurred for bona fide hedging purposes and not for speculation; and

          (f) Indebtedness described on Schedule 6.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased.

Thereafter, the Loan Parties shall not create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist, any Indebtedness, except in compliance with Section 6.17 hereof.

     6.2 Liens. The Loan Parties shall not create, assume, incur or suffer to be created, assumed, incurred or to exist, any Lien on any of its now owned or hereafter acquired property except for (a) Liens for taxes not yet due or for taxes being contested in good faith by appropriate proceedings, (b) Liens of landlords, carriers, warehousemen, mechanics and material men incurred in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds, (d) zoning restrictions, easements, licenses, reservations, covenants, rights of way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of the Loan Parties, (e) rights of lessors with respect to leases of machinery, equipment or real property of the Loan Parties, (f) any judgment lien the existence or continuance of which does not constitute an Event of Default under
Section 7.1(h), (g) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding One Hundred Thousand Dollars ($100,000) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, (h) subject to the limitation set forth in Section 6.1(c), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within sixty (60) days of the acquisition thereof and attaches solely to the property so acquired, and (i) the existing Liens described on Schedule 6.2 attached hereto.

     6.3 Contingent Liabilities. The Loan Parties shall not become liable for any Contingent Obligations except as permitted under Section 6.1 hereof.

     6.4 Operating Lease Obligations. The Loan Parties shall not enter into any lease of real or personal property if, after giving effect thereto, the aggregate amount of all rental and other payments under such lease and all other leases of the Loan Parties then in effect would exceed for any fiscal year an amount equal to three percent (3%) of the Loan Parties total revenues (as determined on a Consolidated basis) on a rolling twelve (12) month basis, taking into account the month just ended and the prior eleven (11) months.

     6.5 Merger or Asset Sale. Except for the Permitted Sale and Leaseback, the Loan Parties shall not (a) be a party to any merger, liquidation or consolidation (except for a merger or consolidation in connection with a Permitted Acquisition or of a Loan Party other than the Company with and into another Loan Party including the Company (provided that in any such merger involving the Company, the Company is the survivor), (b) be a party to an Asset Sale except for dispositions of assets of the Loan Parties for at least fair market value (as determined by the Board of Directors of the Company) with a net book value in any fiscal year not exceeding One Million Dollars ($1,000,000), or
(c) sell with recourse, or discount or otherwise sell for less than the face thereof, any of its accounts or notes receivable.

     6.6 Payments of Subordinated Indebtedness. The Loan Parties shall not make any voluntary or optional prepayment of any Indebtedness other than the Obligations and Senior Indebtedness.

     6.7 Investments; Acquisitions. The Loan Parties shall not make or permit to exist any Investment in any Person, except for: (a) advances to employees of the Loan Parties for travel or other ordinary business expenses in the ordinary course of, and pursuant to the reasonable requirements of the Loan Parties' Business; (b) extensions of credit by the Loan Parties in the nature of accounts or notes receivable arising from the sale of goods and services in the ordinary course of business; (c) shares of stock, obligations or other securities received by the Loan Parties in settlement of claims arising in the ordinary course of business; (d) investments in Cash Equivalents; (e) other Investments not to exceed Three Million Dollars ($3,000,000) in the aggregate or One Million Dollars ($1,000,000) in any single Person; (f) Permitted Acquisitions occurring from and after Lender's receipt of the 2000 Report and Certificate; (g) the Investments existing on the date hereof and set forth on
Schedule 6.7 hereto (it being understood that none of the Investments referenced in clauses (a)-(g) of this Section 6.7 shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Potential Event of Default exists). Without limiting the generality of the foregoing, except for (i) the Small Parts Acquisition on the terms set forth in the transaction documents attached hereto at Exhibit F, and (ii)Permitted Acquisitions occurring from and after Lender's receipt of the 2000 Report and Certificate, the Loan Parties shall not purchase, lease (as lessee) or otherwise acquire (in a single transaction or a series of related transactions), or enter into any agreement to purchase or acquire all or substantially all of the assets or the capital stock or other ownership interests of any Person.

     6.8 Distributions. Except as set forth on Schedule 6.8 hereto, the Loan Parties shall not directly or indirectly, declare, order, make, or incur any liability to make (a) any Distribution, (b) pay any management fees or similar fees to any stockholder of the Loan Parties or any Affiliate of the Loan Parties, (c) make any payment, redemption, defeasance or repurchase of any Subordinated Indebtedness existing on the date hereof (except with respect to the Obligations hereunder or in accordance with the terms and conditions of a subordination agreement in form and substance acceptable to Lender), or (d) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Loan Party (other than the Company) may pay dividends or make other distributions to the Company or one another, (ii) the Company may make quarterly dividend payments to the holders of its Preferred Stock in an amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in any fiscal year of the Company (so long as (A) no Event of Default or Potential Event of Default exists immediately prior to such dividend payment, (B) no Event of Default or Potential Event of Default would be caused by such dividend payment, and (C) the Loan Parties' Debt Service Coverage Ratio is not less than 1.25:1.0 for the quarter immediately preceding each dividend payment), and (iii) the Company may redeem any or all of the Existing Convertible Preferred Stock with cash on hand and the proceeds of Senior Indebtedness (so long as and to the extent Lender is satisfied, acting reasonably and in good faith, that (A) no Event of Default, Potential Event of Default or default under any of the Senior Loan Documents exists immediately prior to such redemption, (B) no Event of Default or Potential Event of Default or default under any of the Senior Loan Documents would be caused by such redemption, (C) the Loan Parties' EBITDA for either the quarters ended September 30, 2000 or December 31, 2000 exceeds Four Million Five Hundred Thousand Dollars ($4,500,000), and (D) the Loan Parties' total Indebtedness as of the date of such redemption (taking into account any and all Indebtedness incurred to effect such redemption and any and all costs and expenses related thereto) shall not exceed the Loan Parties' Annualized EBITDA by more than four and one-half (4.5) times).

     6.9 Amendments or Changes in Agreements. The Loan Parties shall not modify, alter, supplement, extend, amend or waive any rights under their Certificate of Incorporation or By-Laws (or, in the case of a limited liability company, the equivalent thereof) or any Senior Subordinated Transaction Document in a manner (i) that is adverse to Lender without the prior written consent of Lender; (ii) which affects or diminishes the rights of Lender as stockholder of the Company in any manner different from the rights of other stockholders of the Company without obtaining the prior written consent of Lender; or (iii) that otherwise violates the terms of this Agreement.

     6.10 Transactions with Affiliates. Except as set forth on Schedule
6.10, the Loan Parties shall not enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any of their Affiliates (other than such transactions or arrangements solely between the Loan Parties), executive officers and directors, other than employment arrangements and compensation (including bonuses) in the ordinary course of business. The Loan Parties shall not modify, alter or otherwise amend any of the terms of any of the transactions or arrangements set forth on Schedule 6.10 in any manner adverse to Lender without the prior written consent of Lender.

     6.11 Business Conducted. The Loan Parties shall not enter into any new business unrelated to the Business as conducted on the date hereof or make any change which is material, either individually or in the aggregate, in any of its business objectives, purposes and operations as disclosed to Lender on the date hereof.

     6.12 Fiscal Year. The Loan Parties shall not change their fiscal year.

     6.13 Sale and Leaseback Transactions. Except for the Permitted Sale and Leaseback, the Loan Parties shall not directly or indirectly, enter into any arrangement with any Person providing for the Loan Parties to lease or rent property that it has sold or will sell or otherwise transfer to such Person.

     6.14 Investment Banking, Broker's and Finder's Fees. Except as set forth on Schedule 6.14 attached hereto, the Loan Parties shall not pay or agree to pay, or reimburse any other Person with respect to, any investment banking or similar or related fee, underwriter's fee, finder's fee or broker's fee to any Person in connection with the consummation of the Senior Subordinated Loan Transactions. The Loan Parties shall defend and indemnify Lender against and hold Lender harmless from all claims of any Person for any such fees and all costs and expenses, including, without limitation, attorneys' fees, incurred by Lender in connection therewith.

     6.15 Capital Expenditures. The Loan Parties shall not make or incur any Capital Expenditures if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by the Loan Parties would exceed three and one-half percent (3.5%) of the Loan Parties' total revenues (as determined on a Consolidated basis) on a rolling twelve month basis, taking into account the month just ended and the prior eleven (11) months.

     6.16 Allocation of Consideration. The Loan Parties shall take no action in preparation of tax returns or financial statements that is inconsistent with the allocation of the consideration paid by Lender for the Senior Subordinated Note and the Warrant.

     6.17 Financial Covenants.

          (a) Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio for any month (commencing with the month ended December 31, 2000) to be less than 1:1, as determined in accordance with GAAP.

          (b) Senior Leverage Ratio (Maintenance). The Loan Parties shall not permit the Senior Leverage Ratio as of the last day of each month from and after Lender's receipt of the 2000 Report and Certificate to exceed 4:1.

          (c) Total Leverage Ratio (Maintenance). The Loan Parties shall not permit the Total Leverage Ratio as of the last day of each month from and after Lender's receipt of the 2000 Report and Certificate to exceed 5:1.

          (d) Senior Leverage Ratio (Incurrence). From and after Lender's receipt of the 2000 Report and Certificate, the Loan Parties shall not create, incur, assume or guarantee, contingently or otherwise, any Senior Indebtedness if, immediately after giving effect thereto, the Senior Leverage Ratio would exceed 3.5:1.

          (e) Total Leverage Ratio (Incurrence). From and after Lender's receipt of the 2000 Report and Certificate, the Loan Parties shall not create, incur, assume or guarantee, contingently or otherwise, any Indebtedness if, immediately after giving effect thereto, the Total Leverage Ratio would exceed 4.5:1.

     6.18 Limitation on Creation of Subsidiaries. The Loan Parties shall not establish or create any Subsidiary, provided that the Loan Parties shall be permitted to establish or create Subsidiaries only so long as the Loan Parties provide notice to Lender promptly (and in any event within ten (10) business days) after the formation, or any other act which results in a Person becoming a Subsidiary of the Loan Parties and, at Lender's request, cause a Person becoming a Subsidiary of the Loan Parties to execute in form and substance satisfactory to Lender, a guaranty sufficient to obligate such Subsidiary for repayment of all or a portion of the Obligations.

     6.19 Unconditional Purchase Obligations. The Loan Parties shall not enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

                                    ARTICLE 7

                                     DEFAULT

     7.1 Events of Default. The occurrence and continuation of any of the following events shall constitute an Event of Default hereunder:

         (a) the Loan Parties shall fail to pay when due (i) any interest owing on the Obligations or (ii) any Principal; or

         (b) the Loan Parties shall default (i) in the payment when due, subject to any applicable grace period, of any Indebtedness or Contingent Obligation in excess of $50,000 (other than any Indebtedness constituting Obligations or Senior Indebtedness), or (ii) in the performance of any other material covenant, agreement, term or condition contained in any agreement under which any such Indebtedness is created if the effect of such default is to cause, whether automatically or by declaration of acceleration, or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity; or

         (c) an Event of Default (as defined in the Senior Loan Documents) shall occur and be continuing and the Senior Lender shall have accelerated the Senior Indebtedness as a result of such Event of Default; or

         (d) any representation or warranty made herein by the Loan Parties, or in any certificate or financial statement furnished by the Loan Parties pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

         (e) the Loan Parties shall default in the performance of or compliance with any of the covenants set forth in Sections 2.8, 5.1, 5.2, 5.5, 5.9, 5.12(b) and 5.13 or in Article 6 hereof;

         (f) the Loan Parties shall default in the performance of or compliance with any other covenant, condition or provision of this Agreement or any other Senior Subordinated Loan Document to which it is a party (and not constituting an Event of Default under any of the other subsections of this
    Section 7.1) and such default shall not be remedied for a period of fifteen
    (15) days after notice thereof; or

         (g) final judgment not fully covered by insurance or otherwise indemnified to Lender's satisfaction which, with all other such undischarged final judgments against the Loan Parties, exceeds an aggregate of Two Hundred Fifty Thousand Dollars ($250,000) shall have been entered against the Loan Parties if, within 30 days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 30 days after the expiration of any such stay, such judgment shall not have been discharged, or if, enforcement proceedings shall have been commenced by any creditor upon such judgment; or

         (h) a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of the Loan Parties in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Loan Parties, as the case may be, or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding; or

         (i) the Loan Parties shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Loan Parties, as the case may be, or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or admits in writing its inability or refusal to pay, its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing;

         (j) with respect to a Pension Plan (i) institution of any steps by the Loan Parties or any other Person to terminate a Pension Plan if as a result of such termination such party could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of Five Hundred Thousand Dollars ($500,000); (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal exceeds Five Hundred Thousand Dollars ($500,000);

         (k) a period of 30 consecutive days shall have elapsed during which any two of the individuals named in Schedule 7.1 shall have ceased to hold executive offices with the Company at least equal in seniority and responsibility to such individual's present office[s], as set out in such schedule, excluding any such individual who has been replaced by another individual or individuals reasonably satisfactory to Lender (it being understood that any such replacement individual shall be deemed added to
    Schedule 7.1 on the date of approval thereof by the Lender);

         (l) any event having a Material Adverse Effect; and

         (m) any guaranty executed pursuant to Section 6.18 hereof shall cease to be in full force and effect with respect to any guarantor thereof; or any guarantor (or any Person by, through or on behalf of such guarantor) or a guaranty executed pursuant to Section 6.18 hereof shall contest in any manner the validity, binding nature or enforceability of any guaranty with respect to such guarantor.

         7.2 Consequences of Event of Default.

         (a) Bankruptcy. If an Event of Default specified in Sections 7.1(h) or
    (i) hereof shall occur, the unpaid balance of the Senior Subordinated Note and interest accrued thereon and all other liabilities of the Loan Parties hereunder and thereunder shall be immediately due and payable, without presentment, demand notice, protest or any other demand or notice in connection with the delivery, acceptance, performance, default or enforcement of the Senior Subordinated Note, all of which are hereby expressly waived.

          (b) Other Defaults. If any other Event of Default shall occur, Lender may, at its option declare the unpaid balance of the Senior Subordinated Note and interest accrued thereon and all other liabilities of the Loan Parties hereunder and thereunder to be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

     7.3 Other Rights. The rights and remedies of Lender upon the occurrence of an Event of Default set forth in Section 7.2 hereof are in addition to and not in limitation of any other rights it may have under applicable law and other agreements.

                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 Successors and Assigns in General. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Loan Parties may not assign or transfer their rights hereunder or any interest herein or delegate its duties hereunder without the prior written consent of Lender. Lender or any assignees of Lender may assign all or any portion of its interest in and rights under this Agreement and the Senior Subordinated Note to any other Person (an "Assignee"), or grant a participating or beneficial interest in this Agreement and the Obligations to any lending institution (a "Participant"). Lender shall give the Company prompt written notice of any assignment of or participation in the Obligations. The Company shall maintain a register, which shall include, without limitation, a record of ownership that identifies each owner of any interest in the Obligations, for registration as to the rights to principal and interest on the Senior Subordinated Note and shall promptly register any such assignment or participation in the Obligations upon receipt of such notice. To facilitate any assignment or participation, the Loan Parties shall, from time to time at the request of Lender, execute and deliver to Lender or to such party or parties as Lender may designate, any and all further instruments as may in the reasonable opinion of Lender be necessary or advisable to give full force and effect to any transfer contemplated by this Section.

     8.2 Action by Lender. Unless otherwise expressly provided for herein, any action entitled to be taken by Lender shall require the consent of Persons with at least fifty percent (50%) interest in and rights under this Agreement at the time such action is taken.

     8.3 Modifications, Amendments or Waivers. The provisions of this Agreement may be modified, amended or waived, but only by a written instrument signed by Lender and the Loan Parties.

     8.4 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Lender are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth.

     8.5 Reimbursement of Expenses; Taxes. The Loan Parties agree upon demand to pay or reimburse Lender for all of their reasonable out-of-pocket expenses, including, without limitation, all travel expenses and all reasonable legal, consulting, accounting and independent analyst, audit, and appraisal fees and expenses, from time to time (a) arising in connection with the preparation of the Senior Subordinated Loan Documents or the Senior Subordinated Loan Transactions; (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof; (c) incurred by Lender or its designees in the performance of their duties as directors of the Loan Parties, if applicable; and
(d) arising in connection with the enforcement of the Senior Subordinated Loan Documents, collection of the Obligations or actions for declaratory relief in any way related thereto or the protection or preservation of any rights of Lender hereunder. The Loan Parties also agree to pay and save Lender harmless from all liability for any stamp or other similar documentary or recording taxes which may be payable in connection with this Agreement and the other Senior Subordinated Loan Documents or the performance of any transactions contemplated hereby or thereby.

     8.6 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telexed or telecopied communication) and mailed, telexed, telecopied or delivered by hand or by reputable overnight courier service to the respective parties, as follows:

         the Loan Parties:  Clarion Technologies, Inc.
                            235 Central Avenue
                            Holland, MI 49423
                            Attn: Chief Executive Officer
                            Telecopy: (616) 494-8888

         With a copy to:    Varnum, Riddering, Schmidt & Howlett LLP
                            333 Bridge Street, N.W., P.O. Box 352
                            Grand Rapids, MI  49501 (49504 for overnight)
                            Attn: Michael G. Wooldridge, Esq.
                            Telecopy: (616) 336-7000

         Lender:            William Blair Mezzanine Capital Fund III, L.P.
                            222 West Adams Street, Suite 2800
                            Chicago, IL 60606
                            Attn: Terrance M. Shipp
                            Telecopy: (312) 236-8075

         With a copy to:    Altheimer & Gray
                            10 South Wacker Drive
                            Suite 4000
                            Chicago, IL  60606
                            Attn:  Laurence R. Bronska, Esq.
                            Telecopy:  (312) 715-4800

or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by hand; when deposited with a reputable courier service, delivery charges prepaid; when deposited in the mail, postage prepaid; or in the case of telex or telecopy, when received.

     8.7 Survival. All representations, warranties, covenants, indemnifications, consents and agreements of the Loan Parties contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement, the making of the term loan hereunder and the issuance of the Senior Subordinated Note and, except as set forth otherwise herein, shall remain in effect through the date that all amounts due hereunder are paid to Lender.

     8.8 Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

           (a) Governing Law. THIS AGREEMENT, THE SENIOR SUBORDINATED NOTE AND THE OTHER SENIOR SUBORDINATED LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE STATE OF ILLINOIS AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

           (b) Consent to Jurisdiction and Service of Process. EACH OF THE LOAN PARTIES HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR SUBORDINATED NOTE OR ANY OF THE OTHER SENIOR SUBORDINATED LOAN DOCUMENTS MAY BE LITIGATED IN SUCH COURTS. EACH OF THE LOAN PARTIES ACCEPTS THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY. EACH OF THE LOAN PARTIES DESIGNATES AND APPOINTS THE CORPORATION SERVICE COMPANY, AND

     SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY THE LOAN PARTIES WHICH IRREVOCABLY AGREE IN WRITING PURSUANT TO AN APPOINTMENT OF AGENT AGREEMENT TO SO SERVE AS THEIR AGENT TO RECEIVE ON THEIR BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE LOAN PARTIES TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE LOAN PARTIES AT THE ADDRESS STATED IN SECTION 8.6; PROVIDED, HOWEVER, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY THE LOAN PARTIES REFUSES TO ACCEPT SERVICE, EACH OF THE LOAN PARTIES AGREES THAT SERVICE UPON THEM BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST THE LOAN PARTIES IN THE COURTS OF ANY OTHER JURISDICTION.

           (c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SENIOR SUBORDINATED LOAN DOCUMENT. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF TRIAL BY JURY.

     8.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

     8.10 Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     8.11 Counterparts. This Agreement may be executed in any number of counterparts and by any of the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

     8.12 Indemnification.

          (a) General. (i) In addition to the Loan Parties' other obligations under this Agreement and the other Senior Subordinated Loan Documents, the Loan Parties, jointly and severally, agrees to defend, protect, indemnify and hold harmless Lender, its Assignees and Participants, and all of their respective officers, directors, shareholders, partners, employees, attorneys, consultants and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in this Agreement) (collectively, the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable attorneys' and paralegals' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the date of this Agreement, whether direct, indirect or consequential, as a result of or arising from or relating to any suit, investigation, action or proceeding by any Person, either threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any law or regulation (other than suits or other actions by the Loan Parties against an Indemnitee where the Loan Parties are successful on the merits), regardless of whether the Indemnitee seeking indemnification is a party to the action or proceeding for which indemnification is sought, including, without limitation, any federal or state securities or labor laws, or under any Environmental and Safety Requirements or common law principles arising from or in connection with any of the following: (A) the Loan Parties' negotiation, preparation, execution or performance of the Senior Subordinated Loan Documents, (B) Lender's furnishing of funds to the Loan Parties under this Agreement or under the Senior Subordinated Note or (C) any matter relating to the financing transactions contemplated by this Agreement, the other Senior Subordinated Loan Documents or by any document, agreement, certificate or instrument executed or delivered in connection with the transactions contemplated hereby or thereby (including, without limitation, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Obligations) (collectively, "Indemnified Matters"). Notwithstanding the foregoing, Indemnified Matters shall not include losses, damages, liabilities, obligations, penalties, fees, costs and expenses incurred by any Indemnitee in connection with any violations of law or governmental regulations or by reason of Lender's gross negligence, bad faith or willful misconduct (in each case, as adjudicated by a court of competent jurisdiction). To the extent that this undertaking to indemnify, pay and hold harmless set forth in this Section
    8.12 may be unenforceable for any reason, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by Indemnitees.

           (b) Environmental Liabilities. Without limiting the generality of the indemnity set forth in Section 8.11(a) hereof, the Loan Parties hereby further agree to indemnify and to hold harmless Lender and all Indemnitees from and against any and all losses, liabilities, damages, obligations, penalties, injuries, costs, fees (including, without limitation, reasonable attorneys', paralegals' and expert witnesses' fees, costs and expenses), expenses and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Lender or any Indemnitee for, with respect to, or as a direct or indirect result of, the past, present or future events, activities or operations on, or the past, present or future condition of, any property owned, operated or otherwise used by the Loan Parties, any Environmental Affiliate, or its predecessors or successors, or any off-site hazardous, toxic or otherwise dangerous material, substance or waste treatment, storage or disposal facility associated therewith (the "Properties"), including, without limitation, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, release, or threatened release into, onto or from the Properties of any toxic, hazardous or otherwise dangerous substance, material or waste, including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental and Safety Requirement regardless of whether caused by, or within the control of, the Loan Parties, except to the extent that such losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental and Safety Requirement were by reason of Lender's gross negligence, bad faith or willful misconduct (in each case, as adjudicated by a court of competent jurisdiction).

       8.13 Payment Set Aside. To the extent that the Loan Parties make a payment or payments to Lender, or Lender exercises its rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Loan Parties, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     8.14 Interpretation. In this Agreement and each other Senior Subordinated Loan Document, unless a clear, contrary intention appears, (a) the singular number includes the plural number and vice versa; and (b) reference to any gender includes each other gender (including the neuter gender). Unless otherwise indicated herein, all section references contained herein are to Sections of this Agreement, whether or not the words "hereof", "herein", "above" or "below" or words of like import are utilized in connection with such section references. All uses of the word "including" shall be deemed to mean "including, but not limited," whether or not such qualifying words are specifically set forth.

     8.15 Reimbursement Among Loan Parties. To the extent that any Loan
Party shall be required to pay a portion of the obligations created under this Agreement of any other Loan Party which shall exceed the amount of loans, advances or other extensions of credit received by any such Loan Party and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Loan Party shall be reimbursed by the other Loan Parties for the amount of such excess pro rata, based on their respective net worths as of the date hereof. This Section 8.15 is intended only to define the relative rights of the Loan Parties among the Loan Parties and nothing set forth in this Section 8.15 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay the obligations of the Loan Parties to Lender as and when the same shall become due and payable in accordance with the terms hereof.

     8.16 Guaranty. The effect of the joint and several obligations of Loan Parties hereunder is that each Loan Party hereby unconditionally and absolutely guarantees to Lender, irrespective of the validity, regularity or enforceability of this Agreement or to any other agreement, the full and prompt payment in full to Lender at maturity of all the obligations of the Loan Parties. The guaranty set forth in this Section 8.16 shall in all respects be continuing, absolute and unconditional and shall remain in full force and effect until the obligations of the Loan Parties have been fully repaid. The guaranty set forth in this Section
8.16 is an absolute and unconditional guaranty of payment and not of collectibility. THE GUARANTY OBLIGATION SET FORTH IN THIS SECTION 8.16 SHALL IN ALL RESPECTS BE IN FURTHERANCE, AND SHALL IN NO EVENT BE DEEMED IN LIMITATION, OF THE OBLIGATIONS OF EACH LOAN PARTY UNDER THIS AGREEMENT.

     8.17 Joint and Several Liability. Except as specifically set forth herein, the liability of each Loan Party under this Agreement and the other agreements in general shall be joint and several, and each reference herein to the Loan Parties shall be deemed to refer to each such Loan Party. In furtherance and not in limitation of Lender's rights and remedies hereunder or at law, Lender may proceed under this Agreement and the other agreements against any one or more of the Loan Parties in their absolute and sole discretion for any of the obligations of the Loan Parties or any other liability or obligation of the Loan Parties arising hereunder.

     8.18 Interrelationship Among the Loan Parties. Each Loan Party acknowledges that (a) the business operations of each Loan Party are interrelated and compliment one another, and that such entities have a common business purpose; and (b) to permit their uninterrupted and continuous operations, such entities now require the Loan Documents funds from Lender as set forth in the Senior Subordinated Loan Documents.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.


                          LENDER:

                          WILLIAM BLAIR MEZZANINE CAPITAL FUND III,
                          L.P.

                          By:  William Blair Mezzanine Capital
                               Partners III, L.L.C., its general partner


                               By: /s/ Terrance M. Shipp
                               -------------------------------------------
                               Name: Terrance M. Shipp, Managing Director



                          LOAN PARTIES:

                          CLARION TECHNOLOGIES, INC.


                          By: /s/ David W. Selvius
                              --------------------------------------------
                              David W. Selvius, Chief Financial Officer



                          CLARION PLASTICS TECHNOLOGIES, INC.


                          By: /s/ David W. Selvius
                              --------------------------------------------
                              David W. Selvius, Chief Financial Officer



                          CLARION REAL ESTATE, LLC.

                          By:  Clarion Technologies, Inc.,
                               Its Member


                          By: /s/ David W. Selvius
                              --------------------------------------------
                              David W. Selvius, Chief Financial Officer

                          DOUBLE "J" MOLDING, INC.


                          By: /s/ David W. Selvius
                              ---------------------------------------------
                              David W. Selvius, Chief Financial Officer



                          CLARION-DRAKE ACQUISITION, INC.


                          By: /s/ David W. Selvius
                              ----------------------------------------------
                              David W. Selvius, Chief Financial Officer



                          MITO PLASTICS, INC.


                          By: /s/ David W. Selvius
                              ----------------------------------------------
                              David W. Selvius, Chief Financial Officer



                          WAMAR PRODUCTS, INC.


                          By: /s/ David W. Selvius
                              ----------------------------------------------
                              David W. Selvius, Chief Financial Officer



                          WAMAR TOOL & MACHINE CO.


                          By: /s/ David W. Selvius
                              ----------------------------------------------
                              David W. Selvius, Chief Financial Officer